EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Shareholders, Board of Directors, and Audit Committee

Ames National Corporation

Ames, Iowa

We consent to the incorporation by reference in the registration statement (No. 333-146844) on Form S-8 of Ames National Corporation of our report dated March 8, 2024, with respect to the consolidated balance sheet of Ames National Corporation as of December 31, 2023, and the related consolidated statements of income, comprehensive income (loss), stockholders’ equity, and cash flows for the year ended December 31, 2023, and the related notes, which report appears in the December 31, 2023 Annual Report on Form 10-K of Ames National Corporation.

/s/ FORVIS, LLP

Springfield, Missouri

March 8, 2024